Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Global Clean Energy Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.001 par value	Other	29,989,295	$2.25	$67,475,913.80	0.0000927	$6,255.02

Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$67,475,913.80		$6,255.02
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$6,255.02

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of the registrant’s common stock being registered hereunder includes such indeterminate number of additional shares of common stock as may become issuable as a result of any stock splits, stock dividends or similar transactions.

(2)	In accordance with Rule 457(g) under the Securities Act of 1933, as amended, the aggregate offering price of the shares of common stock is estimated solely for the calculation of the registration fee due for this filing. This estimate was based on the price at which the warrants may be exercised, which is $2.25.